Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com    www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES 2006 EARNINGS GUIDANCE

2005 Operating Earnings Projected to Increase More than 40% Year over Year

BOISE, Idaho December 5, 2005 - American Ecology Corporation [NASDAQ: ECOL] today announced that management expects the Company to generate earnings between $0.72 and $0.82 per fully diluted share for 2006.

The Company now expects full year 2005 operating income growth to exceed 40 percent and deliver net earnings between $0.85 and $0.90 per fully diluted share. This earnings per share estimate includes a pre-tax gain of $5.3 million from the settlement of a longstanding lawsuit with the State of Nebraska, an $860,000 gain on insurance proceeds, and a $542,000 expense and related increase in the Company’s reserve for a closed site in Texas. Previously issued 2005 guidance projected a greater than 15 percent increase in operating income over the Company’s 2004 results.

“The capital investments, strategic growth and business system initiatives pursued over the last several years really bore fruit for American Ecology in 2005,” President and Chief Executive Officer Stephen A. Romano commented. “We expect solid fourth quarter earnings based on strong business performance at all four disposal facilities,” Romano added.

With a number of unusual events now past, management is adopting fully diluted earnings per share as its key guidance metric to the investment community.

“We look forward to continued growth in operating income in 2006 as we pursue our high-volume, aggressive pricing strategy to seize additional market share,” Romano concluded.

The Company’s forward looking statements contained in this press release reflect a change in the way it has historically provided guidance to the investment community on projected financial performance. While the Company assumes no obligation to update its guidance, it may do so from time to time as circumstances warrant.

The Company will announce fourth quarter and full year 2005 financial results on February 7, 2006. Management will host an investor conference call on February 8, 2006 at 10 a.m. mountain time to discuss financial results for the quarter and year ended. Specifics on the call will be provided in advance.

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services company in the United States, having operated for more than fifty years.

This press release contains forward-looking statements that are based on management’s current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2005 or 2006 earnings estimates, receive projected waste shipments, increase market share, collect on pending insurance claims, or pay future dividends. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

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